Exhibit 99.1


                         Foothill Independent Bancorp's
                  Net Income Increases 18% in Third Quarter and
                     20% for the First Nine Months of 2005

    GLENDORA, Calif.--(BUSINESS WIRE)--Oct. 25, 2005--Foothill Independent Bancorp (NASDAQ:FOOT), the holding company for Foothill Independent Bank, today reported that a continued focus on building core deposits while keeping operating expenses in check resulted in record profits for both the third quarter and first nine months of 2005. Net income increased 18% to $2.82 million, or $0.31 per diluted share, in the quarter ended September 30, 2005, compared to $2.39 million, or $0.27 per share, in the third quarter a year ago. For the first nine months of 2005, net income grew 20% to $8.19 million, or $0.91 per diluted share, compared to $6.81 million, or $0.76 per diluted share, in the first nine months of last year. All per share data has been adjusted to reflect the 5-for-4 stock split issued in May 2005.
    Annualized return on average equity (ROE) improved to 16.0% in the third quarter of 2005, up from 15.2% in the same quarter last year, and to 16.4% in the first nine months of this year, compared to 14.7% for the first nine months of 2004. Annualized return on average assets
(ROA) grew to 1.41% for the third quarter, up from 1.28% in the same period of 2004, and to 1.36% for the first nine months of 2005, compared to 1.24% in the nine-month period ended September 30, 2004.
    "A number of factors contributed to our record profits in both the third quarter and first nine months of 2005, but they can be summed up as the successful execution of banking fundamentals," stated George Langley, President and CEO. "We are gathering low-cost deposits and using those funds to underwrite high-quality loans and to build our securities portfolio. As a result, we have maintained excellent credit quality and our net interest margin has shown meaningful improvement for both the quarter and nine months ended September 30, 2005." Foothill's net interest margin increased to 5.15% in the third quarter, compared to 4.88% in the third quarter a year ago. For the first nine months of 2005, the net interest margin expanded to 5.07%, up from 4.82% for the first nine months of 2004.
    "In order to keep our cost of funds down, we allowed some time deposits to run off and replaced them with lower-cost retail deposits," Langley said. "As a result, our deposit mix has improved over the past year, and at the end of September 2005, core deposits had grown to 91% of total deposits." Core deposits, which consist of no-cost demand and low-cost savings and money market deposits, increased by $46.4 million during the 12 months ended September 30, 2005, to $650 million, while time deposits have decreased by $4.67 million in the same period to $61.6 million. Total deposits increased 6% to $712 million at September 30, 2005, compared to $670 million a year earlier.
    "Our success in growing our deposit base, principally through the addition of no-cost and low-cost core deposits, enabled us to increase our loan volume and build our securities portfolio, as well as to increase our net interest margin," Langley said. Gross loans increased 6% to $510 million at the end of the third quarter of 2005, up from $479 million at the end of the same quarter last year; total securities grew 12% to $192 million at September 30, 2005, compared to $171 million a year earlier; and total assets grew 6% to $794 million, compared to $747 million at the end of September last year.
    Asset quality has remained outstanding, as well. Non-performing loans (NPLs) declined to $117,000 at September 30, 2005, from $141,000 at September 30, 2004. At the end of the third quarter of 2005, NPLs represented just 0.02% of total loans compared to 0.03% of total loans at the end of September last year. With no repossessed assets on the books, non-performing assets (NPAs) have remained equal to NPLs, and were 0.01% of total assets at the end of September 2005, compared to 0.02% of assets at the end of the third quarter of 2004. For the first nine months of 2005, Foothill recorded a net recovery of $31,000, versus a net recovery of $34,000 during the first nine months of last year. At September 30, 2005, the reserve for loan losses was $5.05 million, representing 0.99% of gross loans and far exceeding NPAs.
    "Foothill has a long history of excellent credit quality," Langley said. "As a result, we have been able to grow our reserves without having to make any additional loan loss provisions. In addition to our remarkably low credit costs, we have been able to limit the increases in operating expenses. As a result, our efficiency ratio has improved, indicating our ability to generate increased revenues without a corresponding increase in operating expenses, and more importantly, the majority of our incremental revenue growth has flowed directly to the bottom line."
    Relative to the same periods last year, revenues grew by 8% in the third quarter and 13% for the nine months ended September 30, 2005. For the quarter ended September 30, 2005, revenues were $10.6 million, compared to $9.8 million a year ago. For the first nine months of 2005, revenues were $31.9 million, versus $28.2 million in the same period last year.
    "Our revenue growth is attributable to the substantial increase in net interest income," Langley said. "Our balance sheet management, low-cost deposit base, and the rising interest rate environment enabled us to increase interest income by $1.29 million in the third quarter this year over the third quarter of last year. By comparison, interest expense increased by only $219,000 in the third quarter this year over the third quarter last year. In the nine months ended September 30, 2005, interest income increased by $4.82 million, while interest expense increased by $703,000, compared to the same nine months of 2004."
    As a result, net interest income increased by 13% to $9.42 million in the third quarter of 2005, compared to $8.35 million in the same quarter of 2004. For the nine-month period ended September 30, 2005, net interest income grew 17% to $28.0 million, from $23.9 million a year ago. Other operating income was $1.23 million in the third quarter this year, compared to $1.44 million in the third quarter of 2004. In the nine months ended September 30, 2005, other operating income was $3.85 million, compared to $4.28 million in the same period last year. Non-interest expense (also referred to as operating expense) increased by 4% to $6.22 million in the third quarter this year, compared to $6.0 million in the third quarter of last year, and grew 10% to $19.2 million for the nine months ended September 30, 2005, from $17.5 million in the same period last year. Despite those increases, our efficiency ratios improved to 59.0% in the quarter and 61.0% for the nine months ended September 30, 2005, from 63.1% and 63.9%, respectively, in the same corresponding periods of 2004.
    "The increase in operating expenses, particularly in the third quarter, was primarily due to additional accounting and legal expenses and Sarbanes-Oxley costs; however, they were somewhat offset by a decline in salary and benefit costs," Langley said. "In the fourth quarter, I expect to see a somewhat greater year-over-year increase in operating expenses as we have recently bolstered our sales force and I anticipate greater commission expenses going forward. However, the benefits of these new hires, in terms of achieving increases in interest income, are expected to outweigh these costs."
    Shareholders' equity grew to $68.3 million at September 30, 2005, compared to $64.1 million a year earlier. Book value increased to $8.03 per share at the end of the third quarter, from $7.64 per share at September 30, 2004. Capital ratios continue to be above the "Well-Capitalized" guidelines established by the regulatory agencies. The Tier 1 Leverage Ratio was 9.78% and the Total Risk-based Capital Ratio was 14.17% at September 30, 2005.

    About Foothill Independent Bancorp

    Foothill Independent Bancorp is a one-bank holding company that owns and operates Foothill Independent Bank. The Bank currently operates 12 commercial banking offices in Los Angeles, San Bernardino, and Riverside Counties. Foothill Independent Bank has consistently earned the highest ratings for safety and soundness from such bank rating firms as Findley Reports, Bauer Financial Services, and Veribanc.

    Forward-Looking Information

    This Release contains forward-looking statements within the meaning of the Securities Acts of 1933 and 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements set forth our expectations or beliefs regarding our future financial condition or future financial performance, which are based on current information. Our actual results in future periods could differ significantly from our current estimates, expectations, and beliefs, as set forth in this Release, due to a number of risks and uncertainties that could affect our business or operating results. Those risks and uncertainties include, but are not limited to:

    -- The risk of increased competition from other financial institutions, which could require us to reduce the interest rates we are able to charge on loans or to increase the interest we must pay to attract or maintain deposits, either or both of which could lead to reductions in our net interest margin or net earnings.

    -- The risk of adverse changes in national economic conditions or changes in Federal Reserve Board monetary policies, which could lead to reductions in interest rates and in our net interest margins and to declines in loan demand or a weakening in the financial ability of borrowers to meet their loan obligations to us.

    -- The risk of a significant decline in real property values in Southern California which, because approximately 90% of our loans are secured by real property, could result in a deterioration in the performance of our loan portfolio and, as a result, could require us to increase the provisions we must make for potential loan losses and could lead to an increase in loan write-offs, which would reduce our earnings and could adversely affect our financial condition.

    -- The risk that we may have to reduce or eliminate cash dividends due to the occurrence of any of the foregoing events.

    Certain of those risks and uncertainties, as well as others, are described more fully in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission. Readers of this Release are urged to read the cautionary statements, which are set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors That Could Affect Our Future Financial Performance" in Part II of that Report. Due to these uncertainties and risks, readers are cautioned not to place undue reliance on forward-looking statements contained in this Release, which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
            (Dollars in Thousands, Except Per Share Amount)

                                          Three Months Ended
                                             September 30,     Percent
                                         --------------------- Change
                                           2005       2004
                                         ---------- ---------- -------
Interest Income
 Interest on loans & leases                 $8,815     $7,893
 Interest on securities                      1,668      1,414
 Interest on federal funds sold                280        141
 Interest other                                 10         36
                                         ---------- ----------
 Total Interest Income                      10,773      9,484      14%
Interest Expense
 Deposits                                    1,213      1,033
 Interest on borrowings                        141        102
                                         ---------- ----------
 Total Interest Expense                      1,354      1,135      19%
                                         ---------- ----------
Net interest Income                          9,419      8,349      13%
Provision for loan losses                       --         78
                                         ---------- ----------
Net interest income after loan loss
 provision                                   9,419      8,271      14%
Other Operating Income
 Fees on deposits                              995      1,264
 Gain on sales of SBA loans                     --         --
 Other                                         234        180
                                         ---------- ----------
 Total Other Operating Income                1,229      1,444     -15%
Operating Expenses
 Salaries and employee benefits              2,858      3,298
 Occupancy and equipment                     1,231      1,069
 Other                                       2,133      1,629
                                         ---------- ----------
 Total Other Operating Expenses              6,222      5,996       4%
                                         ---------- ----------
 Income before taxes                         4,426      3,719      19%
 Income taxes                                1,611      1,325
                                         ---------- ----------
     NET INCOME                             $2,815     $2,394      18%
                                         ========== ==========
Per Share Data(1)
 Earnings per common share - Basic           $0.33      $0.29      14%
                                         ========== ==========
 Weighted average shares outstanding -
  Basic                                  8,504,769  8,399,951
                                         ========== ==========
 Earnings per common share - Diluted         $0.31      $0.27      15%
                                         ========== ==========
 Weighted average shares outstanding -
  Diluted                                9,025,686  8,919,805
                                         ========== ==========


                                           Nine Months Ended
                                             September 30,     Percent
                                         --------------------- Change
                                           2005       2004
                                         ---------- ---------- -------
Interest Income
 Interest on loans & leases                $26,097    $22,985
 Interest on securities                      5,110      3,764
 Interest on federal funds sold                680        307
 Interest other                                 83         90
                                         ---------- ----------
 Total Interest Income                      31,970     27,146      18%
Interest Expense
 Deposits                                    3,368      2,949
 Interest on borrowings                        570        286
                                         ---------- ----------
 Total Interest Expense                      3,938      3,235      22%
                                         ---------- ----------
Net interest Income                         28,032     23,911      17%
Provision for loan losses                       --         78
                                         ---------- ----------
Net interest income after loan loss
 provision                                  28,032     23,833      18%
Other Operating Income
 Fees on deposits                            3,139      3,821
 Gain on sales of SBA loans                     13          5
 Other                                         698        452
                                         ---------- ----------
 Total Other Operating Income                3,850      4,278     -10%
Operating Expenses
 Salaries and employee benefits              8,922      8,654
 Occupancy and equipment                     3,337      3,194
 Other                                       6,931      5,657
                                         ---------- ----------
 Total Other Operating Expenses             19,190     17,505      10%
                                         ---------- ----------
 Income before taxes                        12,692     10,606      20%
 Income taxes                                4,501      3,801
                                         ---------- ----------
     NET INCOME                             $8,191     $6,805      20%
                                         ========== ==========
Per Share Data(1)
 Earnings per common share - Basic           $0.97      $0.81      20%
                                         ========== ==========
 Weighted average shares outstanding -
  Basic                                  8,466,865  8,399,479
                                         ========== ==========
 Earnings per common share - Diluted         $0.91      $0.76      20%
                                         ========== ==========
 Weighted average shares outstanding -
  Diluted                                9,016,978  8,925,191
                                         ========== ==========

(1) Per share data for the three- and nine-month periods ended
    September 30, 2004, have been retroactively adjusted to reflect a 5-for-4 stock split that was effectuated on May 25, 2005.



             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                              (Unaudited)
            (Dollars in Thousands, Except Per Share Amount)

                                           September 30,    Percentage
                                        -------------------   Change
                                          2005      2004
                                        --------- --------- ----------
                ASSETS:
Noninterest-earning demand deposits and
 cash on hand                            $33,998   $32,561
Federal funds sold and overnight
 repurchase agreements                    29,900    32,900
Interest-earning deposits                  1,485     8,021
                                        --------- ---------
 Total Cash and Cash Equivalents          65,383    73,482        -11%
Securities available for sale            184,686   164,720
Securities held to maturity                7,450     6,316
                                        --------- ---------
 Total Securities                        192,136   171,036         12%
Loans and leases receivable              509,861   478,903          6%
Reserve For loan losses                   (5,047)   (4,981)
                                        --------- ---------
 Loans & Leases Receivable, Net          504,814   473,922          7%
Accrued interest receivable                3,391     2,900
Other real estate owned                       --        --
Premises and equipment                     4,553     4,806
Federal Home Loan Bank (FHLB) stock, at
 cost                                      4,256     3,428
Federal Reserve Bank (FRB) stock, at
 cost                                        348       351
Other assets                              19,189    17,478
                                        --------- ---------
             TOTAL ASSETS               $794,070  $747,403          6%
                                        ========= =========

 LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Noninterest-bearing demand deposits     $288,813  $250,050
Savings & NOW deposits                   174,818   162,000
Money market deposits                    186,733   191,865
Time deposits                             61,560    66,231
                                        --------- ---------
  Total Deposits                         711,924   670,146          6%
Accrued employee benefits                  3,641     3,326
Accrued interest and other liabilities     1,946     1,502
Other debt                                 8,248     8,248
                                        --------- ---------
  Total Liabilities                      725,759   683,222          6%
STOCKHOLDERS' EQUITY:
Common stock $0.001 par value-
 authorized: 25,000,000 shares; issued
 and outstanding: 8,510,297 and
 8,402,234 shares, respectively                7         7
Additional paid-in capital                68,361    67,474
Retained earnings                          2,117    (2,938)
Accumulated other comprehensive income
 net of taxes                             (2,174)     (362)
                                        --------- ---------
  Total Stockholders' Equity              68,311    64,181          6%
                                        --------- ---------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY              $794,070  $747,403          6%
                                        ========= =========


             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
  CONSOLIDATED FINANCIAL RATIOS AND OTHER CONSOLIDATED FINANCIAL DATA
                              (Unaudited)
           (Dollars in thousands, except per share amounts)

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                 ------------------- -----------------
                                   2005      2004     2005     2004
                                 --------- --------- -------- --------
Financial Ratios:
 Return on average assets(1)         1.41%     1.28%    1.36%    1.24%
 Return on average equity(1)        16.04%    15.20%   16.44%   14.69%
 Efficiency ratio(1)                59.01%    63.10%   61.01%   63.85%
 Annualized operating
  expense/average assets(1)          3.13%     3.20%    3.19%    3.20%
 Net interest margin(1)              5.15%     4.88%    5.07%    4.82%
 Tier 1 capital ratio                9.78%     9.66%    9.78%    9.66%
 Risk adjusted capital ratio        14.17%    14.08%   14.17%   14.08%

Other Consolidated Financial Data
 Provision for loan losses            $--       $78      $--      $78
 Net charge-offs (recoveries)        $(20)       $8     $(31)    $(34)

(1) These ratios have been annualized.


                                              At September 30,
                                       -------------------------------
                                           2005            2004
                                       -------------- ----------------
                                           (Dollars in thousands,
Other Consolidated Financial Data         except per share amounts)
 (continued)
                                       -------------------------------

Net loans and leases                        $508,814         $473,922
Non-performing/non-accrual loans(1)
  Amounts                                       $117             $141
  As a percentage of gross loans                0.02%            0.03%
Real estate owned - loans                        $--              $--
Total non-performing assets
  Amounts                                       $117             $141
  As a percentage of total assets               0.01%            0.02%
Loan loss reserves
  Amounts                                     $5,047           $4,981
  As a percentage of gross loans                0.99%            1.04%

Book value per share                           $8.03          $7.64(2)

(1) Non-Accrual loans are loans that have made no payments of principal or interest for more than 90 days.
(2) Retroactively adjusted for a 5-for-4 stock split effectuated on May 25, 2005.


             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                           AVERAGE BALANCES
                              (Unaudited)
            (Dollars in Thousands, Except Per Share Amount)

                               Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                               ------------------- -------------------
                                   2005      2004      2005      2004
                               --------- ------------------- ---------
ASSETS
Earning assets:
 Interest-earning deposits       $1,316    $8,196    $4,639    $7,537
 Federal funds sold and
  overnight repurchase
  agreements                     32,190    41,111    30,612    37,142
 Investment securities          196,914   168,401   198,435   155,206
 Loans and leases (net of
  unearned income)              510,330   475,594   511,517   469,960
                               --------- --------- --------- ---------
    Total earning assets        740,750   693,302   745,203   669,845
Loan loss reserve                (5,026)   (4,992)   (5,022)   (4,971)
Non-earning assets               60,135    61,089    62,397    64,374
                               --------- --------- --------- ---------
        Total Assets           $795,859  $749,399  $802,578  $729,248
                               ========= ========= ========= =========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities:
 Deposits:
   Savings and interest
    bearing transaction
    accounts                   $358,295  $353,739  $364,668  $340,936
   Certificates of deposit,
    $100,000 or more             35,278    27,893    37,575    29,448
   Other time deposits           32,568    39,990    34,309    41,469
                               --------- --------- --------- ---------
 Total interest-bearing
  deposits                      426,141   421,622   436,552   411,853
 Other interest-bearing
  liabilities                     8,248     8,248     8,248     8,248
                               --------- --------- --------- ---------
    Total interest-bearing
     liabilities                434,389   429,870   444,800   420,101
Non-interest liabilities:
 Demand deposits                284,977   251,701   277,787   242,146
 Other non-interest
  liabilities                     6,318     4,845    13,541     5,243
                               --------- --------- --------- ---------
Total liabilities               725,684   686,416   736,128   667,490
Stockholders' equity             70,175    62,983    66,450    61,758
                               --------- --------- --------- ---------
Total Liabilities and
 Stockholders' Equity          $795,859  $749,399  $802,578  $729,248
                               ========= ========= ========= =========




    CONTACT: Foothill Independent Bancorp
             G. Langley, 626-963-8551